                                                                   Exhibit 99.1


CONTACT: Peter Papano
         Chief Financial Officer
         Phone: (510) 215-3958
         Email: ppapano@qrs.com

FOR IMMEDIATE RELEASE:

               QRS AGREES TO ACQUIRE ROCKPORT TRADE SYSTEMS, INC.

FEBRUARY 29, 2000 - Richmond, California: QRS Corporation (Nasdaq: QRSI) announced today that it has agreed to acquire RockPort Trade Systems, Inc., the premier provider of business-to-business solutions that enable retailers, vendors, manufacturers, agents, carriers and banks to identify, select, order, track, and finance merchandise through the retail supply chain and around the world. This acquisition further solidifies QRS' position as the retail industry's leading provider of complete business-to-business e-commerce solutions. The acquisition consideration consists of approximately 1.1 million QRS shares and is expected to be accretive to QRS earnings, before amortization of goodwill.

John Simon, CEO of QRS, noted, "The acquisition of RockPort will allow us to offer a greatly expanded portfolio of product selection, direct procurement, purchasing, costing, financial and logistics application solutions targeted to meet the global trading needs of retailers, vendors, manufacturers, and service providers. The products and services offered by RockPort leverage QRS connectivity, content, application and marketplace services, and allow QRS to significantly extend its ability to offer complete e-commerce services to its customers and prospects around the world and throughout the retail supply chain."

RockPort, founded in 1992 and headquartered in Gloucester, MA, has over 4,000 users in more than 40 countries with international offices in the United Kingdom and Hong Kong. RockPort's customer base includes Federated Department Stores, J.C. Penny, Dayton Hudson, Liz Claiborne, The Limited, Warnaco, The Home Depot, Dansk, Li & Fung Trading, Ltd, Pier 1 Imports, SeaLand Logistics and UPS.

RockPort has built a successful business model based upon servicing companies in the global supply chain. The company's products and services enable its customer to find new sources of supply and make better decisions about what, when ,where, and how to buy, sell, and deliver goods to the retail and wholesale markets. Various RockPort modules allow users to define and select component parts and finished goods, create and price items, determine the optimal production location, satisfy financing and documentation requirements for international trade, and manage logistics through the supply chain. RockPort's global normalization, workflow, and alerting tools provide users with an efficient way to compare and contrast the direct procurement and delivery of goods and services globally. The efficiency of this process, known in the retail industry as sourcing, is critical to improving sales and margins for all participants in the retail supply chain.

RockPort's data structure, with its multi country, division, and "owner" features, is ideal for conducting business on the Internet in the electronic commerce, business-to-business market. Its leadership position, application functionality, technology infrastructure, and premier customer base provide a strong foundation to promote trading partner collaboration and establish electronic trading communities using QRS' e-commerce, product catalog, imaging, competitive pricing, and application outsourcing capabilities.

RockPorts' ROCKBLOCKS is a supply chain execution solution that addresses the planning, sourcing, selling, purchasing, finance, inventory, and logistics functionality of corporations doing business globally. In addition to providing core business functionality, RockPorts' E*Integration (EI) tool, ROCK*E, links supply net Communities, trading information and services, triggering events and processes, and auto-creating new transactions across the trade community based on business rules logic and a cross-systems workflow. Using ROCKBLOCKS as the transaction engine and ROCK*E as the integration and alerting tool, the internet front end, MYROCKWORLD is a user configured web portal layer that creates customer centric global trading Extranets.

GOROCKWORLD is a hosted commerce trade platform designed to establish a many-to-many-to-many trading hub of target industries. Driven by the RockBlocks transactional engine and accessed through MyRockWorld or a standard internet browser, companies will connect to GoRockWorld to take advantage of critical trade information and services. Member organizations will have access to both Global Trade Information and the transactional engine, RockBlocks, to conduct business in a real time global trading environment. This concept not only appeals to large organizations but also enables the small and medium enterprises to take advantage of benefits that have not been available in the past.

With the acquisition of RockPort, QRS can now offer clients robust ASP solutions. Combined with the current QRS offering of Inventory Management Services (IMS), Logistics Management Services (LMS), and Retail Data Services
(RDS), RockPort Trade Systems will serve to significantly enhance and expand the total application services offering at QRS. In addition, Rockport's global sourcing intelligence, and importing, quota and regulatory content, will provide significant value to Tradeweave, an online business-to-business marketplace.

Sue Welch, Chief Executive Officer and Chairman of the Board of RockPort commented, "We are looking forward to becoming part of the QRS organization. We see significant fit with our customer base, and believe that our combined products and services will significantly enhance and expand our ability to offer complete e-commerce solutions to the global retail industry."

QRS is a leading provider of business-to-business electronic commerce services to the retail industry. The Company's services help its more than 8,500 retailer, vendor, manufacturer and carrier customers to leverage information, electronic networks, and Internet technologies to more rapidly anticipate and respond to consumer demand, manage inventory levels, exchange business documents and information, and reduce operating costs. These services provide a network and the functionality that enables retail industry trading partners to transact business, share information and collaborate worldwide. QRS services, which are delivered over the Internet and proprietary networks, are organized into four major categories: eCommerce Services, Content Services, Application Services, and Marketplace Services. For more information, visit the company's website at www.qrs.com.
-----------

Statements contained in this press release which are not historical facts are forward-looking statements subject to risks and uncertainties as discussed more fully in QRS Corporation's filings with the SEC, including its most recent Form 10-K and Form 10-Q.

QRS is a registered trademark with the U.S. Patent and Trademark Office. QRS Keystone, QRS IMS, QRS LMS and RDS are trademarks of QRS Corporation. Tradeweave is a servicemark of Tradeweave, Inc. RockPort Trade Systems, RockBlocks, RockWeb, and GoRockWorld are trademarks of RockPort Trade Systems, Inc.

 -C- 2000 QRS Corporation. All Rights Reserved.


                              Page 2 of 2